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                                                                    EXHIBIT 23.1


                         INDEPENDENT AUDITORS' CONSENT



The Board of Directors
Goodrich Petroleum Corporation:


We consent to the incorporation by reference in the registration statement on Form S-3 of Goodrich Petroleum Corporation, to be filed on or about October 2, 2001, of our report dated March 16, 2001 relating to the consolidated balance sheets of Goodrich Petroleum Corporation and subsidiaries as of December 31, 2000 and 1999 and the related consolidated statements of operations, stockholders' equity and comprehensive income and cash flows for each of the years in the three-year period ended December 31, 2000, which report appears in the December 31, 2000 annual report on Form 10-K of Goodrich Petroleum Corporation and to the reference to our firm under the heading "Experts" contained therein.

                                   KPMG LLP

October 2, 2001